VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

June 29, 2018

Re:	Invesco DB US Dollar Index Trust
Invesco DB US Dollar Index Bullish Fund

Registration Statement on Form S-3 (Registration Nos. 333-225666, 333-225666-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB US Dollar Index Trust and Invesco DB US Dollar Index Bullish Fund hereby request acceleration of the effective date of the Registration Statement on Form S-3 (Registration Nos. 333-225666, 333-225666-01), so that it becomes effective at 4:00 p.m., Eastern Time, on July 2, 2018, or as soon as practicable thereafter.

Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC,
its Managing Owner

	By:	/s/ Daniel Draper
Name: Daniel Draper
Title: Principal Executive Officer

Invesco DB US Dollar Index Bullish Fund, a series of Invesco DB US Dollar Index Trust

By:	Invesco Capital Management LLC,
its Managing Owner

	By:	/s/ Daniel Draper
Name: Daniel Draper
Title: Principal Executive Officer